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                                                                   Exhibit 10.14


                            ASSET PURCHASE AGREEMENT

         This Agreement is made this 31 day of December, 2001, at Cleveland, Ohio, among (i) American Architectural Products Corp., a Delaware corporation ("Parent"), whose principal offices are located at 860 Boardman Canfield Road, Suite 107, Boardman, Ohio 44512; (ii) American Weather-Seal Co., a Delaware corporation ("Seller"), whose principal offices are located at 860 Boardman Canfield Road, Suite 107, Boardman, Ohio 44512; and (iii) Profile Group, LLC, an Ohio limited liability company ("Buyer"), whose principal offices are located at 812 Huron Road, Suite 880, Cleveland, Ohio 44115.

                                   BACKGROUND

         1. Parent is a Delaware corporation, and presently owns all of the outstanding shares of stock of Seller.

         2. Seller is a Delaware corporation, and is a wholly-owned subsidiary of Parent. Among other business operations, Seller presently owns and operates two aluminum extrusion, anodizing, and fabricating businesses known internally as the "Aluminum Extrusion Group," operated from two locations, known as the Norton Location and the Boardman Location.

         3. Parent and Seller, together with other Affiliates, currently are debtors in a Chapter 11 bankruptcy proceeding in the U.S. Bankruptcy Court, Northern District of Ohio (Youngstown) under Bankruptcy Case No. 00-43726, assigned to Chief Judge William
                  T. Bodoh.

         4. Parent and Seller desire for Seller to sell to Buyer and Buyer desires to purchase substantially all of the personal property of Seller that is used in Seller's Aluminum Businesses, including the goodwill and going concern value of Seller's Aluminum Businesses (collectively the "Purchased Assets"), on the terms set forth below.


         Accordingly, for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

                               TERMS OF AGREEMENT

SECTION 1  PURCHASE AND SALE OF ASSETS

         Seller will sell, convey, transfer, and assign to Buyer, at the Closing, by bill of sale, assignment, or other appropriate instruments, free of all Liens of any Entity or person, pursuant to Section 363 of the Bankruptcy Code and the Approval Order, and Buyer will purchase and take title to, at the Closing and subject to the conditions set forth below, all of the personal property owned by Seller (whether known or unknown, tangible or intangible, and wherever


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located) and used in connection with, or that arise out of, the operation of
Seller's Aluminum Businesses, except the property listed in Section 2. The property sold and purchased under this Agreement is sometimes collectively referred to as the "Purchased Assets." The Purchased Assets include all of the following personal property owned by Seller, and described as follows:

         (a) all receivables of Seller that arise out of the operation of Seller's Aluminum Businesses;

         (b) all inventory of Seller acquired for Seller's Aluminum Businesses (including raw materials, supplies, work-in-process, semi-finished goods, and finished goods, and rights to goods in transit, all replacement, spare, and component parts);

         (c) all rights arising from prepaid expenses, deferred charges, and deposits, other than bank deposits resulting from Seller's Aluminum Businesses, listed on Schedule 1(c);

         (d) all other fixed assets, including all machinery, equipment, including anodizing racks and extrusion presses, tooling, dies, furniture, furnishings, business machines and computer hardware, telephonic equipment, all spare, replacement or maintenance parts, tooling, and supplies related to such items that are used in connection with Seller's Aluminum Businesses, and including those items described in Schedule 1(d), (but excluding only those items specifically set forth in Section 2; provided, however, that the list of fixed assets set forth in Schedule 1(d) is not intended by the parties to be an exhaustive or exclusive listing of the fixed assets of Seller sold under this Agreement, it being the intention of the parties that Buyer acquire all of the fixed assets of Seller used in connection with Seller's Aluminum Businesses, irrespective of whether any fixed assets are disclosed in the schedules, and regardless of whether the assets have been written off the books and records of account of Seller, but excepting only those fixed assets specifically described in, and excluded by, Section 2 below;

         (e) all rights of Seller to computer software (however recorded), programs, data bases, including all systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that pertain to any data processing system or operation related to the engineering, marketing, accounting, receiving, purchasing, and maintenance functions used exclusively in Seller's Aluminum Businesses; all of which are listed in Schedule 1(e);

         (f) pursuant to Section 365 of the Bankruptcy Code and the Approval Order, all right, title and interest in and to all of Seller's Contracts (including purchase orders and leases) that
                  (i) result from or pertain to Seller's Aluminum Businesses,
                  (ii) are described in Schedule 1(f), (iii) qualify as


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                  Executory Contracts and are assumed by Seller pursuant to
                  Section 365 of the Bankruptcy Code, and (iv) are assigned to Buyer, pursuant to an Assignment and Assumption Agreement, a copy of that agreement being attached as Exhibit A;

         (g) the customer list of the customers of Seller's Aluminum Businesses, including those customers disclosed in Schedule 1(g);

         (h) all drawings, designs and production data, manuals, charts, instructions of application, files, records, signs, customer and marketing data, engineering data, plans, and blueprints that are used in connection with Seller's Aluminum Businesses and assets, all documents, papers, and records pertaining to employees, customers, and vendors in connection with Seller's Aluminum Businesses, including receivable and payable records;

         (i) all Intellectual Property owned by Seller and used in connection with Seller's Aluminum Businesses, and all rights that Seller has to any Proprietary Information related to Seller's Aluminum Businesses;

         (j) to the extent assignable or transferable, all Authorizations that relate to, or that are used by Seller in connection with Seller's Aluminum Businesses or the Purchased Assets;

         (k) all supplies, including operating supplies, packaging and shipping materials, stationery and other office supplies pertaining to Seller's Aluminum Businesses;

         (l) all of Seller's interest in all telephone, fax, and telex numbers, Internet addresses, Domain names, and Websites, post office box numbers that pertain to Seller's Aluminum Businesses, and all listings pertaining to Seller's Aluminum Businesses in all telephone books and directories, stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs, and advertising and promotional materials; the Internet addresses, domain names, websites, telephone, fax, and telex numbers, and post office box numbers, all being identified in Schedule 1(l);

         (m) all vendor or UPC payment identification numbers used by Seller in connection with Seller's Aluminum Businesses for remittances from customers, and all rebates from suppliers or similar payments earned by Seller and resulting from Seller's Aluminum Businesses;

         (n) all rights under third-party manufacturers' warranties that pertain to Seller's Aluminum Businesses;

         (o) all claims as to which Seller is a judgment creditor, resulting from Seller's Aluminum Businesses;


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         (p)      all of Seller's choses in action or claims that pertain to, or arise out of, the Purchased Assets or Seller's Aluminum Businesses; and

         (q)      the goodwill and going concern value of Seller's Aluminum
                  Businesses.

         The list of property set forth above is not intended by the parties to be an exhaustive or exclusive listing of the property of Seller sold under this Agreement. Rather, the parties intend that Buyer acquire all property, property rights, and assets of Seller related to or that arise out of the operation of Seller's Aluminum Businesses, including all Contract rights for Contracts that are assigned to Buyer as described in Section 1(f), and legal rights of Seller, wherever situated, irrespective of whether the property, assets or rights are described or disclosed in this Agreement, and regardless of whether the property or assets have been written off the books and records of account of Seller, but excepting only that property of Seller that is specifically described within and excluded by Section 2 below.

SECTION 2    ASSETS SPECIFICALLY EXCLUDED

         This Agreement specifically excludes the sale and purchase of:

         (a) cash, cash equivalents, cash in transit, bank deposits, and marketable securities;

         (b) receivables owed by any Affiliate of Seller, including Parent, or owned by Seller and related to Seller's business operations other than Seller's Aluminum Businesses;

         (c)      any interest in any real property;

         (d) any rights to any property and liability insurance policies, insurance policy premiums, proceeds from insurance coverage, and any performance bonds, and any claims of Seller that arise under any such policies or bonds;

         (e) Contaminants that are used in Seller's Aluminum Businesses and that are not stored in the original sealed container and are not an integral part of the equipment that is part of the Purchased Assets;

         (f) the paint line equipment and certain punch press equipment, all of which are located at the Norton Location; and the anodizing dipping tanks that are used in the anodizing line, and two dies that are owned by a customer of the Boardman Business, all of which are located at the Boardman Location; and all of which are described in Schedule 2(f);

         (g) all rights to Tax deposits and any of Seller's claims to Tax refunds;

         (h)      all rights to any assets or property of any Employee Benefit
                  Plans;


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         (i)      Seller's corporate minute book, stock records, and Tax
                  Returns, and such other books and records, the originals of which Seller is required to maintain under applicable Laws (provided that copies of the books and records that are retained by Seller, at Buyer's request, are included among the Purchased Assets);

         (j)      any shares of Seller's capital stock;

         (k) any property of Seller that is not used in connection with Seller's Aluminum Businesses;

         (l)      all rights of Seller in pending litigation;

         (m)      all rights of Seller arising under this Agreement; and

         (n) any property that is not used exclusively in Seller's Aluminum Businesses and not located at either the Norton Location or the Boardman Location.

SECTION 3   PURCHASE PRICE AND MANNER OF PAYMENT

3.1 Purchase Price. The purchase price for the Purchased Assets and the consideration for the restrictive covenants is $1,250,000, plus the Seller's Liabilities that are assumed by Buyer, or for which Buyer will reimburse Seller, under Sections 4.2(a), (b), (c), (d), and (e) (the "Assumed Payables").

3.2 Allocation of Purchase Price. The parties acknowledge that the purchase and sale of the Purchased Assets is an "applicable asset acquisition" within the meaning of Code Section 1060. Accordingly, Buyer and Seller will (i) make an allocation of the Purchase Price among the Purchased Assets as set forth on IRS Form 8594, Asset Acquisition Statement, attached as Exhibit B, (ii) prepare and file their respective federal income tax returns consistent with such allocations, and (iii) attach that IRS form to such tax returns.

3.3 Payment of the Purchase Price. Buyer will pay to Seller, at the Closing, the sum of $1,200,000 by federal wire transfer to a bank account designated in writing by the Seller and delivered to Buyer three days before the Closing Date. Buyer will assume the Assumed Payables at the Closing by signing and delivering the Assignment and Assumption Agreement. Subject to any setoff rights that arise from a claim for indemnification that Buyer has resulting from the indemnification provisions set forth in Section 8.1, and that is asserted by Buyer in writing, Buyer will pay to Seller, six months after the Closing Date, the balance of the purchase price by federal wire transfer to a bank account designated in writing by the Seller and delivered to Buyer three days before that date.


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SECTION 4    LIABILITIES

4.1 Liabilities Retained By Seller. Except as otherwise expressly provided for in Section 4.2, Buyer does not assume, expressly or impliedly, and accordingly Buyer need not discharge and is not liable for the payment or performance of any Liabilities of Seller. Seller retains and will discharge all of Seller's Liabilities that arise from, or that pertain to, Seller's Aluminum Businesses except for those Liabilities assumed by Buyer under Section 4.2.

4.2 Certain Specified Liabilities of Seller Assumed By Buyer. Notwithstanding Section 4.1, Buyer assumes, will reimburse Seller for, or will pay or perform when due the following (and only the following) Liabilities of Seller as of the Closing Date:

         (a) Buyer will assume Seller's trade accounts payables that are incurred in the ordinary course of the Boardman Business since December 18, 2000;

         (b) Buyer will assume Seller's Liability for accrued severance pay, vacation pay, and holiday pay that Seller owes to Seller's employees who (i) are employed by Seller in the Boardman Business on the Closing Date, (ii) are employed by Buyer on or after the Closing Date, and (iii) were not used by Seller in the anodizing operations of the Boardman Business;

         (c) Buyer will reimburse Seller, within 10 days after receipt of notice of court approval, for Seller's Liability for severance pay, vacation pay, and holiday pay that is approved by the Bankruptcy Court for Seller's employees who (i) were employed by Seller in the Boardman Business on the Closing Date, and
                  (ii) are not employed by Buyer on or after the Closing Date;

         (d) Buyer will reimburse Seller, within 10 days after receipt of Seller's demand for payment, for Seller's Liability for accrued payroll taxes for Seller's employees who were employed by Seller in the Boardman Business on the Closing Date;

         (e) Buyer will reimburse Seller, within 10 days after receipt of Seller's demand for payment, for Seller's other accrued Liabilities that are described in Schedule 4.2(e), when such Liabilities are due and payable by Seller;

         (f) Buyer will assume Seller's contractual obligation to deliver products or render services after the Closing, according to purchase orders received by Seller in the ordinary course of business before the Closing, together with Seller's contractual obligations with respect to (i) the Contracts selected by Buyer pertaining to Seller's Aluminum Businesses, all being identified in a written list to be delivered to Buyer by Seller before or at the Closing


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                  or (ii) the Contracts discovered by Buyer after Closing and , in each case, assumed by Buyer in writing, pursuant to the Assignment and Assumption Agreement (Exhibit A), but only to the extent that, in all events, the duties accrue and relate solely to the period after the Closing.

         Buyer has no right of setoff against any duty under this Section 4.2 to reimburse Seller for any of Seller's Liabilities.

SECTION 5   REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller and Parent, jointly and severally, represent and warrant to Buyer as follows.

         5.1 Status of Seller and Parent. Parent and Seller are corporations, each duly organized, duly incorporated, validly existing, and in good standing in the state of formation, and validly existing and in good standing under the Laws of the State of Ohio.

         5.2 Binding Nature and Enforceability of Agreement. This Agreement, and all other documents delivered to Buyer at the Closing, are legally binding upon, and enforceable against, both Parent and Seller, subject to the condition precedent set forth in Section 11.2.

         5.3 Good Title. Seller has good and marketable title to the Purchased Assets. Seller will transfer title to the Purchased Assets to Buyer free and clear of all Liens of any person or Entity. Seller, or its agent, has conducted a lien search , in furtherance of obtaining its DIP facility, in order to ascertain the lienholders with respect to the Purchased Assets. To the best of Seller's knowledge, CIT Business Group Inc. is the only secured creditor with a Lien upon the Purchased Assets.

         5.4 Contracts. Except as specifically disclosed in any other Schedule, Schedule 5.4 lists every material Contract that pertains to Seller's Aluminum Businesses by which Seller is bound or from which Seller benefits, whether oral or written, including all collective bargaining agreements. Except as disclosed in Schedule 5.4, to the best of Seller's knowledge:
                  (i) all of Seller's Contracts related to Seller's Aluminum Businesses are assignable to Buyer without any requirement to obtain the consent of any person or Entity except approval of the Bankruptcy Court in accordance with the Approval Order, or any licensors of intellectual property as required and applicable under Bankruptcy Code Section 365(C); (ii) since the 1st day of January, 2001, there has not been any modification or termination of any Assumed Contract under circumstances that has a material adverse effect on Seller;
                  (iii) all of the Assumed Contracts are in full force and effect and are valid and binding obligations of the parties to such Contracts, enforceable according to their terms, in all material respects; (iv) Seller has complied with all, and is not in material default of any of the material provisions of any Assumed Contracts by which Seller is bound; (v) there is not any basis for


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                  a material claim of default, on Seller's part, of any Assumed
                  Contract; (vi) no event has occurred that, but for the passage of time or the giving of notice or both, would constitute a material default by Seller of an Assumed Contract; (vii) Seller does not have any knowledge that any party to an Assumed Contract is in material default; and (viii) there have not been any discussions or correspondence with Seller concerning any material default by Seller or any other party to the Assumed Contracts, or concerning the termination of any of the Assumed Contracts.

         5.5 Financial Matters. Seller has delivered to Buyer complete and accurate copies of the Acquisition Financial Statements. In addition, Seller has delivered to Buyer complete and accurate copies of Other Financial Statements. The Acquisition Financial Statements and the Other Financial Statements delivered to Buyer have been prepared (i) in conformity with GAAP throughout the periods covered, and are consistent with prior periods, except as otherwise expressly noted in those statements, or otherwise disclosed in Schedule 5.5, and (ii) from the Seller's accounting books and records, consistent with past practice. For the avoidance of doubt, for the purposes of this Section 5.5, the past practices of Seller takes precedence over GAAP standards. The Acquisition Balance Sheet and the balance sheets included within the Other Financial Statements fairly present the financial condition of Seller at the indicated dates. The Acquisition Statement of Income and the income statements included within the Other Financial Statements fairly present the results of Seller's Aluminum Businesses for the periods covered.

         5.6 Leased Assets; Other Assets. Schedule 5.6 lists all property that is rented or leased by Seller, and used by Seller in connection with Seller's Aluminum Businesses. Seller does not use any property in the conduct of Seller's Aluminum Businesses or without which Seller's Aluminum Businesses could not be conducted, as presently conducted, that is not (i) included in the Purchased Assets, (ii) included within the excluded assets listed in Section 2, or (iii) disclosed as a rented or leased asset in Schedule 5.6. Except as disclosed in
                  Schedule 5.6, the Purchased Assets include all of the assets that are necessary to operate Seller's Aluminum Businesses as a stand-alone business.

         5.7      Tangible Personal Property. Except for items of inventory,
                  Schedule 1(d) sets forth the tangible personal property included within the Purchased Assets where: (i) the value of an individual item; or (ii) where the value of similar items, in the aggregate, exceeds $1,000. All tangible personal property included within the Purchased Assets is located at either the Norton Location or the Boardman Location.

         5.8 Intellectual Property. Except for the software licenses disclosed in Schedule 5.8, Seller does not own or license any Intellectual Property that is used in connection with the operation of Seller's Aluminum Businesses. To the best of Seller's knowledge, the manufacture, use, performance or sale of products or services of Seller's Aluminum Businesses does not violate or infringe upon any intellectual property or other right of any person or Entity.


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         5.9      Environmental Matters.

                  (a) To the best of Seller's knowledge, Seller's Aluminum Businesses have been conducted, and currently are conducted, in a manner, to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process all Contaminants, that complies with all applicable Environmental Laws, except as disclosed in Schedule 5.9(a). To the best of Seller's knowledge, Seller has not been engaged, at any time, and currently is not engaging, in any activity (nor is failing to act) in a manner that has resulted or may result in a Release, or threat of a Release, into the Environment of a Contaminant in any quantity regulated by Law in connection with the operation of Seller's Aluminum Businesses, except as disclosed in Schedule 5.9(a).

                  (b)      Except as disclosed in Schedule 5.9(b),

                           (i) to the best of Seller's knowledge, no Contaminant has been disposed of, generated on, treated on, buried beneath, or percolated beneath, and no disposal, generation, treatment, burial or percolation has been threatened in or near the Boardman Location;

                           (ii) to the best of Seller's knowledge, the Boardman Location does not contain any underground storage tank;

                           (iii)    Seller has not received any Notice
                                    pertaining to any asserted violation of any Environmental Law regarding the Boardman Location; and

                           (iv) To the best of Seller's knowledge, Seller has complied, at all times, and currently is complying, with all reporting, disclosure, and record-keeping requirements of all Environmental Laws. Seller possesses all permits, licenses and approvals that are required by Environmental Law for the operation of Seller's Aluminum Businesses or the use of the Purchased Assets, and Seller has made timely and complete applications for the issuance, renewal and reissuance of such permits, licenses and approvals. To the best of Seller's knowledge, no conditions exist that will materially adversely affect the continued validity of such permits, licenses and approvals. Seller has not engaged in any remediation of the Boardman Location, for the purpose of complying with any Environmental Law.

5.10 Continuing Operations. Seller and Parent intend to continue other business operations after the Closing Date. With respect to the continuing operations, Seller and Parent will continue to provide their employees with health and medical benefits consistent with the current health and medical benefits plan.


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         Seller and Parent do not have a present intention to terminate their current health and medical benefits plan.

5.11 Leased Real Property. A description of the Leased Real Property, which is part of the Boardman Location, is set forth on Schedule 5.11. The Leased Real Property has adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, and other public utilities, to conduct operations at the Boardman Location as currently conducted.

5.12 Consents. Except for the approval of the Bankruptcy Court, and subject further to Section 5.4, no authorization, approval, consent or order of, or registration, declaration or filing with, any court, Government, Entity or person is required in connection with the signing, delivery or performance of this Agreement, any exhibit, or any other agreement, instrument or document to be delivered by, or on behalf of, Seller in connection with the Transaction.

SECTION 6   REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         6.1 Status of Buyer. Buyer is an Ohio limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Ohio, and has full powers and authority to sign and perform this Agreement.

         6.2 Authorization of Sale. The officers of Buyer who sign this Agreement have the requisite capacity, power, and authority to do so. The signing and delivery of this Agreement, and all related documents, by Buyer through its officers, and the performance of the Transaction does not (i) violate any Contract to which Buyer is a party; or (ii) violate any provisions of Buyer's Articles of Organization, Operating Agreement, or any of Buyer's other governing documents.

         6.3 Binding Nature and Enforceability of Agreement. This Agreement, and all other documents delivered to Seller at the Closing and that are signed by Buyer, are binding upon Buyer, in all respects.

         6.4 Buyer Awareness. To the best of Buyer's knowledge, Buyer is not aware of any fact, circumstance or condition that would reasonably cause Buyer to conclude that Seller or Parent has breached any representation or warranty contained in this Agreement or any other transaction document related to the Transaction.

SECTION 7    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         A person has "knowledge" of a fact within the meaning of this Agreement, and the representations and warranties made in this Agreement, not only when he has actual knowledge, but also when (i) he has knowledge of any facts that, under the circumstances, constitutes bad faith in making any representation or warranty, or (ii) he would have acquired knowledge after a


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reasonable inquiry or investigation in order to determine whether a representation or warranty is accurate. The word "knowledge" as used in Section
5.9 includes the knowledge of Mr. Sheldon Taylor. The representations and warranties of Seller and Parent set forth in Sections 5.1, 5.2, 5.3, 5.7 and
5.12 and the representations and warranties of Buyer will survive the Closing of the Transaction until 180 days following the Closing Date, and all other representations and warranties of Seller and Parent will expire upon the conclusion of the Closing.

SECTION 8         INDEMNIFICATION

         8.1 Indemnification of Buyer Indemnified Parties. Seller Indemnitor Parties will indemnify the Buyer Indemnified Parties, jointly and severally, for any Damages suffered by, or resulting to, the Buyer Indemnified Parties arising from, and will defend Buyer from, any of the following:

                  (a) any inaccurate representation made by Seller or Parent, and any breach of warranty given by Seller or Parent and set forth in Sections 5.1, 5.2, 5.3, 5.7 and 5.12, to the extent that they survive the Closing Date; and

                  (b) any default in the performance by Seller or Parent of its obligation to pay, perform, or discharge any of the Liabilities retained by Seller under Section 4.1.

         8.2 Buyer's Indemnification. Buyer indemnifies Seller for any Damages, suffered by or resulting to Seller arising from, and will defend Seller from, any inaccurate representation made by Buyer, and any breach of warranty given by Buyer to the extent that they survive the Closing Date.

         8.3 Limitation on Duty to Indemnify. Seller's duty to indemnify Buyer by reason of a breach of the warranty contained in
                  Section 5.3 is limited to the amount of the purchase price for the Purchased Assets, and Seller's duty to indemnify Buyer for any other claim arising under Section 8.1 is limited to $50,000. Buyer's duty to indemnify Seller for any other claim arising under Section 8.2 is limited to $50,000.

         8.4 Interest Rate. Interest will accrue at the Default Interest Rate for the benefit of either party, until paid in full, upon any payment made by a party that constitutes Damages suffered by, or resulting to, a party for which the party is entitled to indemnification, commencing upon the date that the payment is made by the party.

SECTION 9    RETENTION OF AND ACCESS TO RECORDS

         Seller and Parent grant to Buyer (its agents, employees, attorneys, and accountants) during normal business hours, after the Effective Date, complete access to Seller's Aluminum Businesses premises, and any of Seller's documents and records, including accounting source documents, vendor invoices, and documents necessary to verify the cost of goods sold and gross


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
profit, in order that Buyer may become fully acquainted with the Purchased Assets (including the premises upon which Seller's Aluminum Businesses is operated), Seller's Aluminum Businesses, and all matters and things pertaining to the operation of Seller's Aluminum Businesses, and in order that Buyer may ascertain the accuracy of Seller's representations and warranties.

         For a period of six months after Closing, Seller and Parent will maintain all records and documents pertaining to Seller's Aluminum Businesses that Seller is permitted to retain under this Agreement, in a safe and secure place. Seller will permit Buyer to review those records and documents, and make copies (at Buyer's expense), provided that Buyer has a good business purpose, including the defense of a third party claim or the preparation for a tax audit. Seller may not destroy any such records or documents, at any time, without first providing Buyer with a 30 day notice, specifying the records or documents to be destroyed, and permitting Buyer the option to take possession of the records or documents, in lieu of their destruction.

         For a period of six months after the Closing Date, Buyer will maintain all business and accounting records and documents pertaining to Seller's Aluminum Businesses that are delivered to Buyer at the Closing in a safe and secure place, including all accounting source documents, tax records, and books of account. Buyer will permit Seller to review those records and documents, and make copies (at Seller's expense), provided that Seller has a good business purpose, including the defense of a third party claim or the preparation for a tax return or a tax audit.

SECTION 10   RESTRICTIVE COVENANTS OF PARENT AND SELLER

         10.1 Noncompetition. During a period of two consecutive years commencing on the Effective Date (the "Noncompetition Term"), Seller or Parent, alone, together, or in association with others, may not, within the Restricted Area (as defined below in Section 10.6), directly or indirectly, and except as expressly permitted in Section 10.3,

                  (a) establish, own, engage in, or operate any business that is engaged, in whole or in part, in any Prohibited Activity (defined below), or

                  (b) become associated with, or advise or assist, any person or Entity that is conducting business in the Restricted Area if that person or Entity is engaged, in whole or in part, in any Prohibited Activity.

         10.2     Nondisclosure and Nonuse of Proprietary Information.

                  (a) As a material inducement for Buyer to enter into this Agreement, Seller and Parent, at all times, will keep secret and confidential, and may not disclose, furnish, divulge, directly or indirectly any Proprietary Information unless and until such information enters the public domain. Seller and Parent may not use or make use of the Proprietary Information for any purpose, at any time after the Closing Date.

                  (b) If Seller or Parent is requested or required (by deposition, interrogatories, requests for information or other such documents, subpoena, civil investigation or similar process) to disclose any Proprietary Information, then Seller or Parent, as the case may be, will provide Buyer with immediate notice of the request so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If Buyer is unable to obtain a protective order, then Seller or Parent may disclose to the tribunal or governmental agency, without liability to Buyer under this Agreement, that portion of the Proprietary Information as is required.

         10.3 Exception as to Parent's Miami Florida Aluminum Operations. Notwithstanding the general prohibition contained in this
                  Section 10, Parent, through its Affiliate, may continue to operate its current Miami, Florida aluminum operations, as such operations are currently conducted.

         10.4 Remedies. If Seller or Parent breaches any of their obligations under this Section, then Buyer may (i) institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain Damages for the breach of any of the terms of this Section; (ii) seek a court order to enjoin Seller and Parent from performing any acts prohibited by this Section, without the necessity of showing any Damages, it being understood and agreed to by Seller and Parent that their performance of any acts prohibited by this Section will cause and result in Damage, and irreparable harm, to Buyer; and (iii) take any other action and seek any other remedies available in law or in equity to Buyer in addition to the actions and remedies set forth in this Agreement. The taking of any action, or the seeking of any remedy, by Buyer pursuant to this Section is not exclusive of, nor does it constitute the waiver of, any other action or remedy available in law or in equity to Buyer.

         10.5 Reformation of Agreement. The parties believe that the terms set forth in this Section are reasonable. However, if any of the covenants contained in this Section are found by a court of competent jurisdiction to be invalid or unenforceable for any reason, then the parties will request the court, and the court may exercise its discretion, to reform the covenant to the end that Seller and Parent are subject to those noncompetition, nondisclosure, or noninterference covenants that are reasonable under the circumstances and are enforceable by Buyer.

         10.6 Definitions. As used in this Section, the phrase "directly or indirectly" means either personally or through any person or Entity with which Seller or Parent is associated or connected that engages in any Prohibited Activity. The term "Restricted Area" means the United States of America. The term "Prohibited Activity" means any activity that is related to or associated with obtaining or attempting to obtain business from the customers of the Seller's Aluminum Businesses (whether past or current customers as of the Closing Date).

         10.7 Independence of Covenants. The obligations contained in this Section on the part of Seller and Parent are independent of any other obligation or term of this Agreement, or any exhibit.

SECTION 11   BUYER'S CONDITIONS PRECEDENT TO CLOSING

         Buyer's duty to complete the Transaction, and to perform under this Agreement at Closing, in any respect, is subject to and conditioned upon the satisfaction, at or before the Closing Date, of each of the following conditions precedent:

         11.1 Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by the Seller, on or before the Closing Date, including the delivery to Buyer of all schedules, documents, and instruments required to be delivered to Buyer, are complied with and performed, in all material respects.

         11.2 Proceedings, Instruments, and Investigation Satisfactory. All proceedings, corporate or otherwise, to be taken by Seller in connection with the Transaction and all related documents, including obtaining the Approval Order, are reasonably satisfactory in form and substance to Buyer and Buyer's legal counsel. The Closing may not occur unless and until there is an executed and docketed order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Buyer, approving and authorizing Seller to enter into this Agreement and to consummate the Transaction, and further ordering that:

                  (a) the Purchased Assets are free and clear of all Liens whatsoever pursuant to Sections 363 and 365 of the Bankruptcy Code, as applicable;

                  (b) all conditions precedent to the assumption and assignment of the Assumed Contracts, under Section 365 of the Bankruptcy Code, have been satisfied;

                  (c) Buyer has acted in good faith within the context of and is entitled to the protection of Section 363(m) of the Bankruptcy Code;

                  (d) the sale contemplated by this Agreement is not subject to avoidance under Section 363(n) of the Bankruptcy Code;

                  (e) Buyer is not assuming any of the Seller's Liabilities or Liens except for the Assumed Liabilities;

                  (f) the obligations of the Seller under this Agreement are not affected by the confirmation of any plan of reorganization, any discharge received by the Seller, the conversion of the Seller's bankruptcy to a case under Chapter 7 of the Bankruptcy Code, or the dismissal of the bankruptcy case; and

                  (g) all persons are enjoined from pursuing, in any way, the Buyer or the Purchased Assets, except for or on account of Assumed Liabilities, by suit or otherwise to recover on any Liens or claims that they had or may have against the Seller or the Purchased Assets (such order referred to as the "Approval Order").

         11.3 Representations and Warranties. All of Seller's representations and warranties set forth in this Agreement are true and correct, in all material respects, as of both the Effective Date and the Closing Date, subject to any changes contemplated by this Agreement, and any deviation or falsity has been disclosed to, and agreed to by, Buyer in writing after the Effective Date and before the Closing Date.

         11.4 No Pending Government Proceeding or Private Litigation. As of the Closing Date, there is no pending Government Proceeding or Private Litigation that, if adversely determined, would impair the right or ability of Buyer to carry on and conduct Seller's Aluminum Businesses, after the Closing, in the manner previously conducted, or that would materially adversely affect the use by Buyer of the Purchased Assets.

         11.5 Compliance with Statutory Requirements. All legal requirements for the valid consummation by the parties of the Transaction are fulfilled, including obtaining the Approval Order, and all Authorizations required to be obtained, if any, in order to permit the consummation of the Transaction.

         11.6 Loss to Purchased Assets. There has not been any occurrence of a significant loss, destruction or damage due to fire, storm, theft or other casualty of or to the Purchased Assets. Any loss, destruction, or damage is deemed significant if the cost of the replacement or repairs, in the aggregate, exceeds the sum of $50,000.

         11.7 No Material Adverse Events. Since the Effective Date, whether in the ordinary course of business, there has not been, occurred or arisen any event, condition or state of facts of any character (except for changes in general economic conditions) that materially adversely affects the conduct of Seller's Aluminum Businesses. Notwithstanding the foregoing, Buyer acknowledges the recent deterioration of Seller's Aluminum Businesses as well as the effects of the bankruptcy case upon Seller's Aluminum Businesses and Buyer agrees that such events, or the continuation thereof, do not constitute a triggering condition precedent to Close; provided that Buyer complies with its obligations under Section 12.1.

         11.8 Schedules. No change in any schedule that is updated and delivered to Buyer by Seller in accordance with Section 12.2 shows a material adverse change to the financial condition, the Purchased Assets or Seller's Aluminum Businesses that were previously shown in the schedules. Notwithstanding the foregoing, Buyer acknowledges the recent deterioration of Seller's Aluminum Businesses as well as the effects of the bankruptcy case upon Seller's Aluminum Businesses and Buyer agrees that such events, or the continuation thereof, do not constitute a triggering condition precedent to Close; provided that Buyer complies with its obligations under Section 12.1.

         11.9 Effect of Failure of Any Condition Precedent. If any of the conditions precedent specified above fail to be satisfied on or before the Closing, then Buyer may terminate this Agreement before the Closing Date by giving written notice to Seller evidencing that intent, and thus render the duties and obligations of Buyer null and void. If the condition precedent set forth in Section 11.6 is not satisfied, then Seller may terminate this Agreement by giving written notice to Buyer before the Closing Date evidencing that intent, and thus render the duties and obligations of Seller null and void.

SECTION 12  ADDITIONAL COVENANTS OF THE PARTIES

         12.1 Operation of Seller's Aluminum Businesses During the Interim Period. Commencing on the Effective Date of this Agreement and ending on the Closing Date (the "Interim Period"), and except as otherwise specifically consented to or agreed to, in writing, by Buyer, Seller will use its commercially reasonable efforts to continue to operate Seller's Aluminum Businesses, in the ordinary course and in substantially the same manner as it has been operated by the Seller in the past recognizing the effects of the deterioration of the Aluminum Businesses and the bankruptcy case. Specifically, Seller agrees to use its commercially reasonable efforts to:

                  (a) retain all present employees of Seller's Boardman Businesses;

                  (b) maintain pleasant and harmonious relationships with all suppliers, customers, and others having contact or dealings with Seller's Aluminum Businesses;

                  (c) maintain in full force and effect, at its own cost and expense, the insurance policies currently in force, insuring the Purchased Assets against loss or destruction by fire, storm, theft or other insurable casualty;

                  (d) exercise due diligence in safeguarding and maintaining the confidentiality and existence of all books, reports, records, and data pertaining to Seller's Aluminum Businesses;

                  (e) continue to comply, in all material respects, with all Laws applicable to Seller's Aluminum Businesses and comply, in all material respects, with all Contracts presently in force;

                  (f) not increase any salary, compensation or other employment related benefits to any officers, employees or agents of Seller and primarily used in Seller's Aluminum Businesses;

                  (g) not enter into any Contracts or transactions, except in the ordinary course of business, on account of Seller's Aluminum Businesses;

                  (h) not waive any rights or claims in Seller's favor that arise out of or because of Seller's Aluminum Businesses;

                  (i) not accept advance payments from customers or preinvoice for products or services sold or rendered by Seller, except as may be consistent with past practice;

                  (j) not sell, transfer, dissipate or otherwise make any disposition of any of the Purchased Assets, except a disposition of current assets in the ordinary course of business; and

                  (k) not create, incur, or assume any indebtedness for borrowed money, not mortgage, pledge, or otherwise encumber any of its properties or assets, or not create or assume any other indebtedness except trade accounts payable and other liabilities incurred in the ordinary course of business.

         12.2 Updating of Schedules. Seller will notify Buyer of any changes, additions or events that change, or cause any change in or addition to, the schedules promptly after their occurrence and again at the Closing by the delivery of appropriate updates to the schedules. Any change to, or modification of, the schedules shall afford Buyer the sole remedy to terminate this Agreement, provided however, that this Section 12.2 shall not entitle Buyer to refuse to Close the Transaction unless the change, modification or inaccuracy of the schedules results in a material adverse effect upon Seller's Aluminum Businesses.

         12.3 Publicity and Disclosure. Seller will submit to Buyer in writing, for its comment and reasonable approval, any news release or announcement by Seller pertaining to this Agreement, or the Transaction. Except as required by Law or as determined by Seller's securities counsel, Seller may not make any general announcement, nor any statement or disclosure to any person or Entity, including Seller's customers or suppliers concerning the Transaction without the prior written consent of Buyer.

         12.4 Filing of Tax Returns. After Closing, with respect to Seller's Aluminum Businesses, Buyer and Seller will file all Tax returns when due, or within the time frames extended by such governing authority, and pay when due, in accordance with applicable law, the applicable tax, if any. Seller will deliver to Buyer within 10 days after the filing adequate proof or evidence of the filing of all Tax returns, and the payment of the Taxes reported.

         12.5 Satisfaction of Conditions. Seller and Parent will use best efforts to cause each of the conditions set forth in Section 11 to be satisfied at or before the Closing.

                  Upon signing this Agreement, Seller and Parent will promptly take all action that is necessary to obtain the Approval Order as soon as reasonably possible.

         12.6 Access. After the Effective Date and until the Closing Date, Seller will provide Buyer, and its representatives, reasonable access to the Boardman Location and Norton Location, and all business and accounting documents and records, including accounting source documents and vendor invoices. In addition, Seller will permit Buyer, or its agents, to perform engineering, environmental, and workplace condition surveys and any other physical inspections that Buyer deems necessary. Any such surveys and inspections shall be at Buyer's sole expense and conducted in such a manner as to not disrupt either the Boardman Business or the Norton Business. If the Transaction is not consummated for any reason, then Buyer will: (i) return to Seller all materials obtained from Seller;
                  (ii) not use for its own benefit any information not available to Buyer from a source other than Seller; and (iii) not disclose any information contained in the materials, except information that is available to Buyer from a source other than Seller, or required to be disclosed by Law.

         12.7 Notification as to Occurrence of Material Adverse Events. When known by Seller, Seller will promptly advise Buyer, in writing, of any material adverse change in Seller's Aluminum Businesses or the Purchased Assets.

         12.8 Signing the Exhibits. At the Closing, the parties will sign and deliver the agreements that are Attachments, including Exhibit C, which is a lease agreement for part of the real property at the Boardman Location.

         12.9 Transition Services for Accounts Receivable. After the Closing Date, Seller will cooperate with Buyer and will take all reasonable action to assure Buyer that all payments received by Seller, whether payments made to Seller's lockbox, or checks received by Seller, on account of the receivables that are part of the Purchased Asset are promptly forwarded to or paid to Buyer or to Buyer's lender at the direction of Buyer.

         12.10    COBRA Compliance.

                  (a) Seller will timely provide, or cause the plan administrator to timely provide, any notices and any continuation of health benefit coverage required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of the employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B(f) ("COBRA"), to the extent that the notices and the continuation of health benefit coverage are required to be provided by Seller by reason of events occurring before or on the Closing Date or by reason of the Transaction. For the purposes of the foregoing, Seller will treat all of its employees (and the employees' beneficiaries and dependents) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section

                           603 and Code Section 4980B(f)(3)), on the Closing Date. Seller will deliver to Buyer upon written request all information requested in order for Buyer to determine whether there have been any failures to comply with continuation health care requirements of Code Sections 162(k) and 4980B and ERISA
                           Sections 601 through 609 as such requirements have applied to any group health plan maintained by or for Seller or any spouse, former employee of Seller, or any spouse, former spouse, dependent child or former dependent child of any such employee, on or prior to the Closing.

                  (b) Seller will continue the health benefit coverage required by COBRA and the provisions of this Agreement irrespective of the termination or elimination of any health benefit plan of Seller. Seller will provide Buyer, as soon as practical, with evidence of compliance with this Section.

                  (c) Seller will use its best efforts expeditiously to provide to the person designated by Buyer all information that such person deems necessary to determine whether there have been any failures to comply with the continuation health care requirements of Code Section 162(k)/4980B and ERISA Sections
                           601 through 609 as such requirements have applied to any group health plan maintained by or for Seller , for the benefit of any employee, a spouse of any employee, a former employee, or any spouse, former spouse, dependent child or former dependent child of any such employee, on or before the Closing Date. Furthermore, Seller will use its best efforts expeditiously to provide to the person designated by Buyer with all information that such person deems necessary to correct any failures to comply with such continuation health care coverage requirements. Seller will include within that information the identification of all covered employees (as defined in Code Section 162(k)(7)(A)/4980B(f)(7) and their qualified beneficiaries (as defined in Code
                           Section 162(k)(7)(b)/4980b(g)(1), the identification of all qualifying events with respect to such covered employees or qualified beneficiaries (as defined in Code Section 162(b)(3)/4980B(f)(3)), and information otherwise demonstrating compliance with all of the continuation health care coverage requirements of Code Section 162(k)/4980B and ERISA Sections 601 through 608.

         12.11 Employment Matters. Upon Closing, Seller will terminate the employment of its employees who work at the Boardman Location as of the Closing Date. Except for employees who are employed by Seller in the anodizing operations at the Boardman Location, Buyer shall offer employment to those employees of Seller, on terms and conditions that Buyer determines, but including medical benefits provided by Anthem Blue Cross/Blue Shield under a welfare benefit plan established by an Affiliate of Buyer. Seller will cooperate with Buyer by permitting Buyer throughout the period before the Closing to meet with Seller's employees who work at the Boardman Location at any reasonable times that are approved by a representative of Seller, and to distribute to those employees of

                  Seller forms and other documents relating to employment by Buyer after the Closing that Buyer reasonably requests.

         12.12 Accounting Conversion Cooperation. After the Effective Date, Seller will cooperate with Buyer to assist Buyer in the computer and accounting conversion of Seller's Aluminum Businesses and accounting information, in order that there will be a timely and orderly transition of Seller's Aluminum Businesses to Buyer. The accounting information includes information pertaining to customer billing and vendor payables, so that, as of Closing, Buyer will have the accounting information of Seller's Aluminum Businesses necessary to fully integrate Seller's Aluminum Businesses with Buyer's computer system. After the Effective Date, Seller will deliver to Buyer, in computer tape or diskette form, the accounting information pertaining to Seller's Aluminum Businesses.

         12.13 Cooperation in Litigation. If, after the Closing, Buyer requires the cooperation of Seller, its officers, directors, shareholders or employees to aid in the assertion, defense or settlement of any Private Litigation or Government Proceeding, and if no conflict of interest exists between Buyer and Seller or such persons, then the Seller will use best efforts to make such persons available to Buyer to participate in such proceeding; provided that Buyer will pay all out-of-pocket expenses that are incurred and preapproved by Buyer.

         12.14 Further Assurances. After Closing, each party, at its expense, will sign and deliver, or cause to be signed and delivered, all such other instruments, including instruments of conveyance, assignment or transfer, and to make all filings with and to obtain all Authorizations or consents from any other person or Entity, and take all such other actions as such Party reasonably requests, consistent with the terms of this Agreement, to effectuate the provisions and intent of this Agreement and the Transaction.

         12.15 Right of Access. For a period of 30 days after the Closing Date, Seller will (i) maintain in place the Purchased Assets located upon the Norton Location as of the Closing Date, and
                  (ii) permit Buyer access to the Norton Location to take possession of and to remove the Purchased Assets.

         12.16 Bankruptcy Proceedings and Competitive Bids. Seller may not submit to the Bankruptcy Court any pleading, motion, proposed order, bidding procedures, and other document in connection with seeking to obtain the Approval Order for this transaction without first submitting the document to Buyer's legal counsel. Seller will promptly notify Buyer of any hearings of the Bankruptcy Court that pertain to this Agreement, and of any actions to be taken by Seller to advertise the sale. Seller will only solicit and consider competitive bids that are at least $100,000 greater than the Purchase Price.

         12.17 Break-Up Fee. Subject to the approval of the Bankruptcy Court, if Seller (i) accepts a competitive bid and closes a transaction with such competitive bidder, or (ii) elects not to Close the Transaction with Buyer, then Seller will promptly pay to Buyer, upon receipt of written demand, a fee of $50,000 ("Break-up Fee") to compensate Buyer for its time, trouble and lost opportunity costs in respect of the Transaction. Immediately upon the signing of this Agreement, Seller will seek approval of the Bankruptcy Court for the Breakup Fee. The terms of any such order must be acceptable to Buyer and its legal counsel, whose consent may not be unreasonably withheld. If Seller does not obtain an acceptable order approving the Breakup Fee no later than January 24, 2002, then Buyer may terminate this Agreement without any liability to Seller or Parent.

SECTION 13  CLOSING

         13.1 Time and Place of Closing. The transfers and deliveries contemplated by this Agreement (the "Closing") will take place on the 2nd business day after the Bankruptcy Court enters the Approval Order. However, if the Approval Order is then subject to any stay of the Bankruptcy Court or another court of competent jurisdiction, then the Closing shall occur on the 2nd business day after such stay is lifted or dissolved; provided, further, that if the Closing does not occur on or before January 31, 2002, or on or before February 14, 2002 if the Bankruptcy Court's calendar does not facilitate a closing before January 31, 2002, then Buyer may elect to terminate this Agreement without any liability to Seller or Parent. The Closing will take place at the law offices of Walter & Haverfield LLP, 50 Public Square, 1300 Terminal Tower, Cleveland, Ohio 44113, or any other date, time or place that the parties agree upon. No transfer or delivery becomes effective until all of the other transfers and deliveries provided for in this Agreement have also been consummated. The transfers and deliveries contemplated in this Agreement will be deemed to have occurred and the Closing will be effective as of the close of business on the Closing Date.

         13.2     Deliveries at the Closing.

                  (a)      Seller will deliver to Buyer those items set forth in
                           Schedule 13.2(a); and

                  (b)      Buyer will deliver to Seller those items set forth in
                           Schedule 13.2(b).

SECTION 14   MISCELLANEOUS

         14.1 Assignment. Without the consent of Seller, Buyer may assign this Agreement or any part of its rights and obligations under this Agreement to an affiliate of Buyer. Seller will sign and deliver any documents reasonably requested by the assignee in connection with any assignment. Any assignment does not relieve Buyer of its obligations under this Agreement. Except as provided in the first sentence of this paragraph, no assignment by any party of this Agreement, or any right or obligation under this Agreement may be made without the prior written consent of all other parties, and any assignment attempted without that consent is void.

         14.2 Law Governing this Agreement. All matters pertaining to the validity, construction, and effect of this Agreement are governed by the laws of Ohio, without giving effect to any principles or rules of conflict of laws that apply the laws of another jurisdiction.

         14.3 Due Diligence. Subject to Section 6.4, no investigation, or lack of an investigation, by Buyer, or by any of its agents, will be deemed to constitute or imply a waiver of any rights that Buyer has, including any right to indemnification as the result of any misrepresentation, breach of warranty, breach of a covenant in favor of Buyer, or any other right of indemnification provided in this Agreement. However, Buyer may not assert a claim for indemnification that is based upon any state of facts discovered by Buyer during the course of Buyer's due diligence from which it is reasonable to conclude that Seller has made a misrepresentation or breached a warranty unless Buyer disclosed the state of facts to Seller before the Closing Date.

         14.4 Signing of Counterparts. This Agreement may be signed in several counterparts, and each is an original for all purposes. Facsimile signatures on any Transaction document shall constitute an original signature.

         14.5 Partial Invalidity. The parties do not intend to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency of any government. If any provision of this Agreement is judicially or administratively interpreted or construed as being in such violation as applied to any fact or circumstance, then the provision will be modified by the parties or the tribunal to the minimum extent necessary to render it valid. The violation will not affect any other provision of this Agreement or the same provisions applied to any other fact or circumstance, and the remainder of this Agreement will remain binding upon the parties.

         14.6 Entire Agreement. This Agreement, and the attached documents (if any), embody the entire agreement of the parties regarding the subject matter of this Agreement. There are no promises, terms, conditions or obligations related to the subject matter of this Agreement other than those contained in this Agreement. This Agreement, and the attached documents (if any), supersede all previous communications or agreements, either verbal or written, between the parties regarding the subject matter of this Agreement. Without limiting the generality of preceding sentences, no other communication passing between the parties, concerning any matter during the negotiation of this Agreement, is a part of this Agreement, nor will it have the effect of modifying or adding to this Agreement. The parties will request any tribunal (including any arbitrator), to strictly apply the "parole evidence" rule to any proceeding regarding the interpretation of this Agreement.

         14.7 Additional Documents. Each party will sign and deliver to all of the other parties after the Closing any other documents or instruments that are reasonably necessary to effectuate the provisions and purpose of this Agreement. Seller will perform all commercially reasonable acts to cause any Authorizations issued to Seller to be assigned or transferred to Buyer in order that Buyer may conduct Seller's Aluminum Businesses after the Closing.

         14.8     Amendment of Agreement; No Waiver.

                  (a) No amendment, modification, change or discharge of any term or provision of this Agreement is valid or binding unless it is in writing and signed by all the parties.

                  (b) No waiver of any of the terms of this Agreement is valid unless signed by the party against whom the waiver is asserted.

         14.9     Rules of Construction.

                  (a) All terms and words used in this Agreement, regardless of the number and gender of their use, will be construed to include any other number, singular or plural, and any other gender, as the context or sense of this Agreement requires, as if the words were fully and properly written in the required number and gender.

                  (b) Section headings are for reference purposes only and do not affect the meaning of this Agreement.

                  (c) This Agreement may not be construed against any party, each party having fully considered and negotiated the terms of this Agreement with or without the benefit of legal counsel as it so chooses.

                  (d) The word "including" means "including, but not limited to" - and is intended to provide examples without intending to limit the generality of any preceding phrase.

                  (e) The word "or" is not exclusive, but rather, in the context of its use, includes the word "and."

                  (f) In computing any time period provided for in this Agreement, the first day of the time period is not counted but the last day of the time period is counted. If the last day of a time period is a Saturday, Sunday or legal holiday, then the time period ends on the next day that is not a Saturday, Sunday or legal holiday. Any action required to be taken on a particular day must be taken before 5:00 p.m., Eastern Time on that day. For example, if an action is required to be taken within 10 days after a certain date, and if that date is June 10, then the first day of the time period to be counted is June 11 and the action must be taken before 5:00 p.m., Eastern Daylight Time on June 20. However, if June 20 is a Saturday, then the action must be taken before 5:00 p.m., Eastern Daylight Time on Monday June 22, unless June 22 is a holiday, in which case the action must be taken before 5:00 p.m., Eastern Daylight Time on Tuesday June 23.

         14.10 No Third Party Beneficiaries. The parties do not intend to confer any legal or contractual rights or benefits upon any persons or Entities who are not a party to this Agreement, either directly or incidentally.

         14.11 Notices. A party will issue to the other party or parties any demand, notice or communication that is required or permitted under this Agreement to the attention of the appropriate person named below by (i) written notice that is either delivered personally, by U.S. mail, or by prepaid delivery service to the address set forth below, or (ii) by facsimile transmission or email transmission to the fax number or email address set for below, retaining proof of delivery in each instance.

                                    If to Seller and Parent:

                                    American Architectural Products Corporation
                                    Attn: Joseph Dominijanni, President
                                    6500 Brooktree Road, Suite 102
                                    Wexford, PA   15090-9273
                                    TEL 724-940-2330
                                    FAX 724-940-2340

                                    And with a copy to:
                                    American Architectural Products Corporation
                                    860 Boardman Canfield Road
                                    Suite 107, BOCA Building
                                    Boardman, Ohio 44512-4235
                                    TEL 330-965-9910
                                    FAX 330-965-9915
                                    Attention: Jonathan K. Schoenike, Secretary

                                    If to buyer:

                                    Profile Group, LLC
                                    812 Huron Road, Suite 880
                                    Cleveland, OH  44115
                                    TEL 216-687-8100
                                    FAX 216-687-6740
                                    Email    jphillips@profile-extrusion.com
                                    Attn:    James E. Phillips

                        And with a copy to David W. Welty
                                    Walter & Haverfield LLP
                                    50 Public Square
                                    1300 Terminal Tower
                                    Cleveland, Ohio  44113
                                    TEL 216-781-1212
                                    FAX 216-575-0911
                                    Email    dwelty@walterhav.com

         14.12 Binding. This Agreement binds and inures to the benefit of the parties, and their respective assigns, personal representatives, and successors.

         14.13 Incorporation by Reference. All Attachments are incorporated into this Agreement by reference, as though fully set forth.

SECTION 15   DEFINITIONS

         The terms identified below in this Section have the meanings indicated, unless a different and common meaning of any of the terms is clearly indicated by the context. Any variance or derivative of the following terms have correlative meanings. Any reference to any provision of law, such as ERISA or the Code, includes any successor provision adopted by any amendments, or any applicable regulations or other law, modifying, amending, interpreting or otherwise affecting the application of the law. Any reference to an agreement includes any subsequent modification, restatement or supplement to the agreement.

         15.1 Acquisition Balance Sheet - means the September 30, 2001 Balance Sheet of Seller, a copy of which is attached as
                  Schedule 15.1.

         15.2 Acquisition Statement of Income - means the September 30, 2001 Statement of Income of Seller, a copy of which is attached as
                  Schedule 15.2.

         15.3 Acquisition Financial Statements - means the Acquisition Balance Sheet and the Acquisition Statement of Income.

         15.4 Affiliate - means: (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) a person owning or controlling 50 percent or more of the outstanding voting securities of such other person; (iii) any officer, director, member or partner of such person; or (iv) a person who is an officer, director, member or partner or holder of 50 percent or more of any of the voting interests of any person described in clauses (i) through (iii) of this sentence, or (v) any family relative of the Shareholders.

         15.5 Agreement - means this asset purchase agreement together with the Attachments.

         15.6     Approval Order - is defined in Section 11.2.

         15.7 Assignment and Assumption Agreement - means that agreement attached as Exhibit A.

         15.8 Assumed Contract- means a Contract that is expressly assigned to and assumed by Buyer under the Assignment and Assumption Agreement.

         15.9     Assumed Liabilities - is defined in Section 4.2.

         15.10 Assumed Payables - means Seller's Liabilities that are assumed by Buyer under Sections 4.2(a), (b), (c), (d) and (e).

         15.11 Attachments - means the schedules and exhibits referred to in this Agreement.

         15.12 Authorization - means any Government consent, license, permit, grant or any other governmental authorization.

         15.13 Bankruptcy Court - means the U.S. Bankruptcy Court, Northern District of Ohio (Youngstown).

         15.14 Boardman Business - means the existing business operations of Seller that is operated from the Boardman Location, including the goodwill and going concern value of that business, and the customer relations, and supplier relations.

         15.15 Boardman Location - means the premises known by the street address of 4449 Lake Park Road, Youngstown, Ohio.

         15.16    Break-up Fee - is defined in Section 12.17.

         15.17 Buyer - means Profile Group, LLC, an Ohio limited liability company ("Buyer").

         15.18 Buyer Indemnified Parties - means Buyer, its Affiliates, and all of its and their officers, directors, members, and employees.

         15.19 CERCLA - means the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et. seq.

         15.20    Closing - means the Closing of the Transaction described in
                  Section 13.1.

         15.21 Closing Date - is day of the Closing defined in Section 13.1, or any other date agreed upon by the parties, in writing. Any reference to the Closing Date for the purpose of establishing a point in time, or calculating a period of time, means 11:59 p.m., local time, Cleveland, Ohio, on the Closing Date.

         15.22    Code - means the Internal Revenue Code of 1986, as amended.

         15.23 Contaminant - means (i) any substance defined as hazardous under CERCLA Section 101(14), (ii) any other substance deemed hazardous by the United States

                  Environmental Protection Agency under CERCLA Section 102(a),
                  (iii) petroleum (including crude oil or any fraction), (iv) any substance deemed hazardous pursuant to RCRA
                  Section 1004(5), (v) infectious waste, (vi) any material that is or may become radioactive, or any radon gas, (vii) asbestos-containing material, including friable asbestos,
                  (viii) transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, or (ix) any other hazardous or toxic substance, chemical, material, matter, compound, mixture, solution, element, pollutant, or waste regulated under any Environmental Law.

         15.24 Contract - means any voluntarily entered written or oral agreement or commitment that is legally binding on any person or Entity under applicable Law.

         15.25 Court Order - means any judgment, decree, injunction or order of any federal, state, local or foreign court that is binding on any person or Entity or its property under applicable Law.

         15.26 Damages - means any losses, costs, expenses, interest, penalties, fines, Liabilities, or any other deficiency or damages, including losses or damages resulting from death, personal injury, damage to property, lost profits, consequential or incidental damages, and including reasonable legal counsel fees, costs of litigation (including discovery costs and reasonable expert fees, including those of an environmental expert or consultant incurred during litigation or any dispute resolution proceeding), and including fees reasonably incurred investigating or attempting to avoid any damages or to oppose the imposition of any costs, expenses, interest or penalties.

         15.27 Default Interest Rate - means an interest rate that is four percent above the base lending rate announced and charged by National City Bank, Cleveland, Ohio, from time to time, with each change in the base lending rate by that institution automatically and immediately changing the Default Interest Rate under this Agreement, without notice.

         15.28 Effective Date - means the date set forth in the first paragraph of this Agreement.

         15.29 Employee Benefit Plan - means any employee benefit plan within the meaning of ERISA Section 3(3), other than a Multiemployer Plan.

         15.30 Entity - means a corporation, partnership, sole proprietorship, joint venture, limited liability company, or other form of organization whether formed for the conduct of a business or profit seeking activity, active or passive, or not-for-profit.

         15.31 Environment - means the broadest definition of environment as contemplated by CERCLA Section 101(8).

         15.32 Environmental Law - means any Law that pertains to the environment, and includes CERCLA; RCRA; SARA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et. seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act , 42 U.S.C. Section 300f et seq.,; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the National Environmental Policy Act , 42
                  U.S.C. Section 4321 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq.; the Federal, Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and any applicable Regulation of any federal or state agency.

         15.33 ERISA - means the Employee Retirement Income Security Act of 1974, as amended.

         15.34    Excluded Assets - means the assets that are described in
                  Section 2.

         15.35 GAAP - means United States generally accepted accounting principles as determined by the Financial Accounting Standards Board.

         15.36 Government - means the federal government and any foreign, state, municipal, county, or other local government, including any agencies, bureaus, boards, commissions, committees, departments, or other governmental bodies.

         15.37 Government Proceeding - means any proceeding, audit, inquiry, or investigation by a Government, including any judicial proceeding, arbitration, administrative proceeding, or criminal prosecution.

         15.38 Indemnitee - means a party who is entitled to be indemnified under this Agreement.

         15.39 Indemnitor - means a party who is obligated to indemnify under this Agreement.

         15.40 Intellectual Property - means any trade names, fictitious names, assumed names, trade marks, service marks, copyrights and works of authorship, and all registrations and applications for the foregoing, and all licenses or license rights related to, or based upon, the foregoing, software licenses and know-how licenses, all domestic and foreign patents and patent rights, industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related to any patents, all registrations and applications for patents, and all reissues, divisions, continuations-in-part, re-examinations, and extensions of patents, together with the right to sue for past infringement and improper, unlawful, or unfair use of any of the foregoing.

         15.41    Interim Period - is defined in Section 12.1.

         15.42    IRS - means the Internal Revenue Service.

         15.43 Law - means any federal, state, local law or any governmental requirement of any kind, whether legislatively, judicially, or administratively promulgated, including any statutes, ordinances, rules, rulings, pronouncements, regulations, directives, orders, case decisions, Attorney General opinions, and the common law.

         15.44    Leased Real Property - means the real property described in
                  Schedule 5.11.

         15.45 Liability - means the obligation of a person or an Entity, at any point in time, whether known or unknown, contingent or absolute, whether recorded on its books, arising or resulting in any way from facts, events, Contracts, obligations, transactions, or occurrences.

         15.46 Lien - means any mortgage, security interest, adverse claim, pledge, encumbrance, charge, imposition, or legal or equitable claim of any nature on any property securing the payment of a Liability.

         15.47 Non-Assignable Asset - means any asset (including any property or legal right) that would be a Purchased Asset, except that the assignment or transfer of such asset would: (i) require the consent or waiver of a third party Entity or Government, and such waiver has not been obtained; or (ii) constitute a breach of the terms of any agreement pertaining to such asset; or (iii) constitute a violation of any Law; or (iv) not be immediately practicable.

         15.48 Norton Business - means the existing business operations of Seller that is operated from the Norton Location, including the goodwill and going concern value of that business, and the customer relations, and supplier relations.

         15.49 Norton Location - means the premises known by the street address of 4409 S. Cleveland Massillon Road, Norton, Ohio.

         15.50 Notice - means any summons, citation, directive, order, letter, or any communication, written or oral, actually delivered or threatened, from any Government, any other Entity, or any individual, concerning any intentional or unintentional act or omission that has resulted, or that may result, in the Release of Contaminants into the Environment.

         15.51 OSHA - means the Occupational Safety and Health Act , 29 U.S.C. Section 651 et seq.

         15.52 Other Financial Statements - means the financial statements of Seller delivered to Buyer other than the Acquisition Financial Statements.

         15.53 Other Plan - means any employment, noncompetition, management, agency, or consulting agreement, bonus, profit sharing, deferred compensation, incentive, stock option, stock ownership, or stock purchase plan, or other similar plan, severance pay plan, policy, or arrangement intended to provide Seller's employees (or any of them) with an economic benefit, whether in written form, which does not constitute an Employee Benefit Plan or a Multiemployer Plan.

         15.54 Parent - means American Architectural Products Corp., a Delaware corporation.

         15.55 Pension Plan - means a "Pension Plan" or an "Employee Pension Benefit Plan" as defined in ERISA Section 3(2) and the applicable Regulations.

         15.56 Private Litigation - means any lawsuit, arbitration, mediation, or other adversary proceeding that does not constitute a Government Proceeding.

         15.57    Prohibited Activities - is defined in Section 10.6.

         15.58 Proprietary Information - means all confidential or proprietary information, including trade secrets, know-how, business information, formula, technical data, customer and supplier information and lists, pricing and cost information, business and marketing plans, employee information, research and development, ideas and techniques, together with the right to sue for past infringement and improper, unlawful, or unfair use of any of the foregoing, that pertains to Seller's Aluminum Businesses.

         15.59 Purchase Price - means the purchase price paid for the Purchased Assets, including the Assumed Liabilities, and the consideration paid for the restrictive covenants, all of which is described and calculated in Section 3.1.

         15.60 Purchased Assets - means the assets that are sold by Seller to Buyer in accordance with this Agreement, and as more specifically described in Section 1.

         15.61 Regulation - means any regulation, order, or rule of any Government, including those covering taxation, the environment, safety, health, transportation, bribery, record-keeping, zoning, employment, antitrust, or securities regulation matters.

         15.62 Release - means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping.

         15.63 Reportable Event - means a "Reportable Event" as defined in ERISA Section 4043(b).

         15.64 Reportable Quantity - means the definition given to the phrase by, and are those quantities specified by, the Administrator of the United States Environmental Protection Agency under CERCLA Section 102(a).

         15.65    Restricted Area - means the geographic area described in
                  Schedule 10.6.

         15.66 RCRA - means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq.

         15.67    SARA - means the Superfund Amendment and Re-authorization Act.

         15.68 Seller - means American Weather-Seal Co., a Delaware corporation.

         15.69 Seller's Aluminum Businesses - means the Boardman Business and the Norton Business.

         15.70    Seller Indemnitor Parties - means Parent and Seller.

         15.71 Tax - means any Government charge, including any tax, assessment, levy, or fee, and all associated interest and penalties.

         15.72 Transaction - means the transaction contemplated by this Agreement, and the related exhibits.

         15.73 Welfare Plan - means a "Welfare Plan" or an "Employee Welfare Benefit Plan" as defined in ERISA Section 3(1) and the applicable Regulations.

                  [end of terms - signatures on the next page]

         The parties have signed this Agreement, intending to be legally bound, as of the Effective Date.

                                          SELLER:
                                          \s\ Joseph Dominijanni
                                          --------------------------------------
                                          Its President


                                          PARENT:
                                          \s\ Joseph Dominijanni
                                          --------------------------------------
                                          Its President

                                          BUYER:
                                          \s\ James E. Phillips
                                          --------------------------------------
                                          Its President